Exhibit 99.1

Platform Specialty Products Corporation Completes
Repricing and Extension of $1.95 Billion of Existing Term Loans
WEST PALM BEACH, Fla., October 17, 2016 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, today announced that it has successfully completed the repricing, extension and amendment of certain existing term loans under its credit agreement.
This refinancing, by creating a new USD $1,475 million B-4 tranche of term loans and a new €433 million C-3 Euro tranche of term loans, extended the maturity date of existing term loan tranches USD B-1, USD B-2 and EUR C-1, representing more than half of Platform’s existing term loan debt, by another three years from 2020 to 2023. This amendment also shifted $165 million from the USD term loans to the Euro term loans allowing Platform to further optimize its foreign currency exposure. This repricing resulted in a 50 basis points reduction in the interest rate (to 4.00% per annum plus the applicable LIBOR rate) for the new USD tranche and 75 basis points reduction (to 3.75% per annum plus the applicable EURIBOR rate) for the new Euro tranche, each as calculated as set forth in the credit agreement.
Commenting on the amendment, Rakesh Sachdev, Platform’s Chief Executive Officer stated, “We are pleased with the confidence the debt market has placed in Platform which reflects significant strides in recent months to improve our balance sheet. This amendment provides us with further capital planning flexibility by extending these term loans by another three years. Additionally, the reduction in interest rates is expected to result in annual interest savings of approximately $11 million, creating additional operating cash flow for the company. We remain committed to further improving our balance sheet in a way that is friendly for all stakeholders.”
To effect the refinancing, the proceeds of the newly-created term loan tranches were used to concurrently prepay in full the existing term loan tranches USD B-1, USD B-2 and EUR C-1, which were not subject to a call premium. The extended maturity date of the new term loans is June 7, 2023 (from June 7, 2020 originally). However, in the event that Platform has not refinanced in full its 6.50% USD senior notes due February 2022 by November 2, 2021 in accordance with the terms of its credit agreement, the maturity date of the new term loans will become November 2, 2021.
Barclays, Credit Suisse, Citibank and Nomura were acting as Joint Lead Arrangers.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including agricultural, animal health, electronics, graphic arts, plating, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
Certain statements contained in this release are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding further capital planning flexibility, annual interest savings and additional operating cash flow. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict.  Actual results could differ materially from those projected as a result of certain factors.  A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2015 and quarterly reports on Form 10-Q for the three months ended March 31, 2016 and June 30, 2016. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman
Director - Corporate Development
Platform Specialty Products Corporation
1-561-406-8465

Media Contact:

Liz Cohen
Weber Shandwick
1-212-445-8044